COMPENSATION AGREEMENT



         This Agreement is made this 15th day of June, 2000, by and between Omega Healthcare Investors, Inc., a Maryland corporation (the "Company"), and Laurence D. Rich (the "Officer" or "you") and describes certain compensation and benefits to which you will become entitled following the purchase on or before August 31, 2000, by Explorer Holdings, L.P. from the Company of preferred stock for at least $100,000,000 (the "Transaction").

     1. Effectiveness. The effectiveness of this Agreement is contingent upon the completion of the Transaction and the approval of the Company's shareholders of the "2000 Plan" (as defined in paragraph 10) and the approval of the Compensation Committee contemplated by paragraphs 5 and 6 below. You must be employed on the date of the Transaction to receive any of the compensation or benefits described in this Agreement. The compensation and benefits pursuant to this Agreement, including without limitation the transaction bonus and severance pay provided herein, are in part consideration for your agreement to terminate the Change in Control Agreement described in paragraph 9 hereof as of the date of the occurrence of the Transaction.

     2. Continued Services. The compensation and benefits under this Agreement are to be provided to you, in part, to assure your continued services. Accordingly, you agree that you will work for the Company for at least six months after the Transaction, except if your employment is terminated by the Company without Cause or you Quit with Good Reason, or die or become disabled (within the meaning of any Company disability plan or policy).

     3. Transaction Bonus. You will receive a cash bonus of $40,000 upon completion of the Transaction.

     4. Annual Salary and Annual Bonus. As of the date of the Transaction, your annual salary will be $155,000 with an increase to at least $175,000 effective January 1, 2001. Your annual salary will be reviewed by the Compensation Committee for possible adjustment as of January 1, 2002, and will be reviewed by the Compensation Committee for possible adjustment at least annually thereafter. You will have an annual bonus opportunity for up to 100% of annual salary. The bonus criteria for 2000 will generally be consistent with past practice and will not be offset by the Transaction Bonus. The bonus criteria for 2001 and thereafter will be established by the Compensation Committee, in consultation with you, within the first ninety (90) days of the fiscal year for which the bonus is earned.

     5. Stock Option. A nonqualified stock option will be granted to you, in substantially the form attached hereto as an Exhibit, subject to shareholder approval of the 2000 Plan and Compensation Committee approval of the option, and completion of the Transaction, to purchase 227,500 shares of common stock of the Company. The option will vest as to 30% of the shares at December 31, 2001, and as to 1/60th (one-sixtieth) of the shares each month thereafter, provided that (except as provided in paragraph 10 below) no further vesting will occur after the date your employment is terminated. The exercise price will be the greater of the opening trading price per share of the Company's common stock as of the date of closing of the Transaction or the dollar amount per share of common stock into which each share of the Series C preferred stock purchased in the Transaction is convertible  as of  the  date  of  the  closing  of  the  Transaction.
          Notwithstanding any other provision hereof, in the event of any inconsistency between the terms of this Agreement and the stock option agreement, the terms of the stock option agreement will govern. The Company will register the 2000 Plan with the SEC pursuant to a Form S-8 or other registration within a reasonable period (no later than six months) following the date of the Transaction.

     6. Dividend Equivalent Rights. Dividend equivalent rights will be granted to you, in substantially the form attached hereto as an Exhibit, at the same date as the stock option in paragraph 5 hereof is granted to you, and subject to shareholder approval of the 2000 Plan and Compensation Committee approval of the dividend equivalent rights, with respect to 227,500 shares of common stock of the Company. The dividend equivalent rights will be subject to the same vesting schedule as applies to the stock option in paragraph 5 hereof. The dividend equivalent right with respect to each such share will entitle you to accrue the dividends per share of common stock of the Company paid to common shareholders of the Company in accordance with the terms of the dividend equivalent rights agreement, provided that your dividend equivalent rights per share will not exceed the greater of the opening trading price of the Company's common stock as of the date of closing of the Transaction or the dollar amount per share of common stock into which each share of the Series C preferred stock purchased in the Transaction is convertible as of the date of the closing of the Transaction. Your dividend equivalent rights will not accrue in, or with respect to dividends paid in, a fiscal quarter of the Company if the Company does not achieve the "DER Performance Goal" in the preceding four fiscal quarters. The DER Performance Goal means that funds from operations available to holders of the Company's common stock and Class C preferred stock as a percentage of the Company's average common and Class C preferred equity (calculated in a manner consistent with NAREIT guidelines, historical practices in presenting reports to the Board of Directors and in establishing budget plans) equals or exceeds 6%. The accrued dividend equivalent rights will be payable in cash and will be terminated in accordance with the terms of the dividend equivalent rights agreement. Notwithstanding any other provision of this Agreement, in the event of any inconsistency between the terms of this Agreement and the dividend equivalent rights agreement, the terms of the dividend equivalent rights agreement will govern.

     7. Restricted Stock Vesting. This Agreement confirms that your restricted stock grant for 17,269 shares that you received as of February 10, 2000 will be 25% vested as of August 10, 2000 and will be 50% vested as of February 10, 2001 as a result of the stock's trading price reaching the $8 level for the required period, subject to your satisfying the service requirements (i.e., you work for the Company at least through the applicable date, a "Change of Control" as defined in the Company's 1993 Stock Option and Restricted Stock Plan, as amended, occurs before then, or you become vested pursuant to paragraph 10 of this Agreement).

     8. Other Incentive Compensation. You will be eligible to participate in all incentive compensation plans and programs that the Company offers to all or substantially all of its executive officers.

     9. Change in Control Agreement. You and the Company agree that: the occurrence of the Transaction does not cause a "Change in Control" (as defined in the Change in Control Agreement dated March 22, 2000, between you and the Company (the "Change in Control Agreement"), a "Change of Control" (as defined in the Company's 1993 Stock Option and Restricted Stock Plan), or a change in control under any other plan, program, or arrangement of the Company, to occur; such occurrence will not be deemed to result in a Change in Control, Change of Control, or change in control, respectively, thereunder; and you will not be entitled to any payment or benefits thereunder. You and the Company agree that if you remain employed by the Company as of the date of the occurrence of the Transaction, and the approval of the Company's shareholders of the 2000 Plan and the approval of the Compensation Committee contemplated by paragraphs 5 and 6 above are obtained, the Change in Control Agreement is terminated and is void and of no further force and effect as of the date of occurrence of the Transaction.

     10. Severance. In the event your employment is terminated by the Company without Cause, or you Quit with Good Reason, in either event within five years after the date of the Transaction, you will receive, in part as severance pay and in part for the consulting services described in paragraph 11 hereof, 200% of an amount equal to the sum of your highest rate of annual base salary within the three years prior to your termination of employment plus the average of your annual bonuses paid or payable (determined without regard to any portion thereof that you may have elected to defer) in the three fiscal years immediately before the date of your termination of employment. The amount of your annual bonus for any such fiscal year will not include any amount attributable to the transaction bonus described in paragraph 3 hereof, or the dividend equivalent rights described in paragraph 6 hereof, or the portion of the Cash Value of the Restricted Stock Award with respect to the restricted stock award described in paragraph 7 hereof as to which the price hurdle for vesting has not been met, but will include the Cash Value of such Restricted Stock Award as to which the price hurdle for vesting has been met, the Cash Value of the Restricted Stock Award with respect to any other restricted stock award you received that was paid before June 5, 2000 and during such year, and the Cash Value of the Restricted Stock Award with respect to any other restricted stock award you received that was paid after June 4, 2000 and during such year to the extent that the Compensation Committee determines prior to your receiving such award that the award directly offsets your annual cash bonus that otherwise would have been paid to you. A portion of your severance pay in an amount equal to your highest rate of annual base salary within the three years prior to your termination will be paid to you in substantially equal installments according to the Company's normal payroll cycle in the 12 months after your termination of employment and the balance of your severance pay will be paid to you in a lump sum within fifteen days following your execution of the general release described below. In addition, all of your deferred compensation units under the Company's 1993 Deferred Compensation Plan, as amended ("Deferred Compensation Units"), unvested restricted stock grants (other than any portion of the restricted stock grant described in paragraph 7 hereof as to which the price hurdle for vesting is not met), stock options and dividend equivalent rights under the Company's 1993 Stock Option and Restricted Stock Plan, as amended (the "1993 Plan") or the Company's 2000 Stock Incentive Plan (the "2000 Plan") (and unless prohibited by the terms of any other plan or agreement, unvested restricted stock grants and stock options under such plan or agreement) will be fully vested in such event. In such event, your stock options will be exercisable for such period after your termination of employment as may be established pursuant to the terms of the applicable stock option agreement. Your Deferred Compensation Units will be paid pursuant to the terms of the 1993 Deferred Compensation Plan, as amended.

         The payment of all of the severance pay and vesting of all of the benefits provided for in this paragraph 10 are expressly contingent upon your executing and returning to the Company, within such period as may be designated by the Company, a general release of all claims and covenant not to sue in favor of the Company, its officers, directors, shareholders, affiliates, successors and assigns and other related parties designated by the Company, in such form as may be provided to you by the Company and your not revoking such release within a seven day revocation period to be provided for under the terms of such release. Such release will not apply to any of the payments or benefits to which you are entitled to hereunder, under any employee benefit plan (within the meaning of the Employee Retirement Income Security Act of
         1974), or any rights to indemnification that you may have as an officer or former officer of the Company.

     11. Consulting Services. In the event your employment is terminated by you or the Company in circumstances entitling you to severance pay and benefits pursuant to paragraph 10 hereof, you agree to be available for consultation at times mutually convenient to you and the Company for a period of up to one year following the date your employment terminates. The consideration in paragraph 10 hereof is in part consideration for services and in part severance pay.

     12. Gross-Up Payment. In the event a severance payment is made to you under paragraph 10 of this Agreement and it is determined that any payment (other than the Gross-Up Payments provided for herein) or distribution by the Company or any of its affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, or the lapse or termination of any restriction on, or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of calculating the Gross-Up Payment, it will be assumed that all taxable Payments you receive are taxed at the highest marginal federal income tax rate and the highest state income tax rate in which you reside, but without regard to any reduction in personal exemptions or deductions associated with your level of income. All determinations required to be made under this paragraph 12, including whether an excise tax is payable by you and the amount of such excise tax and any Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants selected by the Company in its sole discretion.

     13. Nonduplication. This Agreement is not intended to duplicate any compensation or benefits to which you are entitled under any other plan, program, agreement or arrangement. Therefore, in the event you are entitled to any similar payments under the terms of any other plan, program, agreement, or arrangement of the Company, your payments under this Agreement will be correspondingly reduced.

     14. No Mitigation. Except as provided in paragraph 13 hereof, no amounts or benefits payable to you hereunder shall be subject to mitigation or reduction by income or benefits you receive from other sources.

     15. Nondisclosure Of Confidential Information. You agree not to disclose, directly or indirectly to any third person any (a) Confidential Information relating to Company's business during the term of your employment and for two years after termination or (b) Trade Secrets for so long as they may be protected by Michigan law.

     16. Return of Materials. All Trade Secrets and Confidential Information, including documents or tangible or intangible materials, including computer data, provided to or obtained by you during the course of employment by the Company which contain Trade Secrets and Confidential Information, are the property of the Company (collectively, the "Materials"). You will not remove from the Company's premises or copy or reproduce any Materials (except as your employment by the Company shall require), and at the termination of your employment, regardless of the reason for such termination, you will leave with the Company, or immediately return to the Company, all Materials or copies or reproductions thereof in your possession, custody or control.

     17. Not an Employment Agreement. This Agreement does not constitute an employment agreement or an agreement to employ you for any definite period, and you will remain an employee at-will.

     18. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company's successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company or to an entity which purchases all or substantially all of the assets of the Company. In the event the Company assigns this Agreement as permitted by this Agreement and you remain employed by the assignee, the "Company" as defined herein will refer to the assignee and you will not be deemed to have terminated employment hereunder until you terminate employment from the assignee.

     19. Attorneys' Fees. If you prevail in such dispute, the Company will pay and be financially responsible for all costs, expenses and reasonable attorneys' fees incurred by you (or your estate in the event of your death) in connection with any dispute associated with the interpretation, enforcement or defense of your rights under this Agreement by litigation or otherwise.

     20. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     21. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

     22. Severability. In the event that one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     23. Governing Law. To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Michigan law.

     24. Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written agreement between the Company and you.

     25. Definitions. The capitalized terms used in this Agreement have the meanings set forth below.

         "Cause" means

               (i) willful refusal to follow a lawful written order of the Board of Directors of the Company;

               (ii) willful  misconduct or reckless  disregard of your duties or of the interest or property of the Company;

               (iii) intentional  disclosure  to  an   unauthorized   person  of
                    Confidential Information or Trade Secrets, which causes material harm to the Company;

               (iv) any  act  of  fraud,  misappropriation,  dishonesty  or  act involving moral turpitude; or

               (v)  conviction of a felony.

         "Quit With Good Reason" means you resign within ninety (90) days following the occurrence of any of the following events which occurs without your written consent:

               (i) the failure of the Board of Directors of the Company to reelect you to your then existing office;

               (ii) a substantial diminution in your title, position,  authority or responsibility or assignment to you of substantial duties or substantial work responsibilities which are inconsistent with your title, position, authority or responsibility;

               (iii) any reduction in your base salary, annual bonus opportunity or a material reduction in employee benefits; or

               (iv) the relocation of the Company's  headquarters or the primary place at which you perform your duties to a location more than fifty (50) miles from the location at which you previously performed your duties;

         provided, however, that you must give the Company written notice within thirty (30) days following the occurrence of the event and the Company will have fifteen (15) days to cure the same. If you fail to give such notice or if the Company provides such cure, you will not be entitled to terminate your employment due to a Quit with Good Reason.

         Each separate event meeting the above requirements will allow you to terminate your employment due to a Quit With Good Reason and your failure to do so within ninety (90) days from the occurrence of such event in any given case will act as a waiver with respect to your rights to terminate your employment due to a Quit with Good Reason with respect to the occurrence of that specific event, but will not prevent you from terminating your employment due to a Quit With Good Reason if a later event occurs which entitles you to do so, subject to the notice and cure provisions.

         "Cash Value of the Restricted Stock Award" means the trading price per share of the class of stock subject to the restricted stock award determined as of the grant date, multiplied by the number of shares of restricted stock subject to that grant.

         "Confidential Information" means data and information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to you or of which the you became aware as a consequence of or through your relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

         "Trade Secrets" means Company information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         Agreed to as of the date first set forth above.



                                   By:  /s/ Essel W. Bailey, Jr.
                                        --------------------------
                                         Essel W. Bailey, Jr.
                                         President and Chief Executive Officer
                                         Omega Healthcare Investors, Inc.


                                   By:  /s/ Laurence D. Rich
                                        --------------------------
                                        Laurence D. Rich